Exhibit 99.1

COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696

TUESDAY, FEBRUARY 27, 2007
PRA INTERNATIONAL ANNOUNCES 2006
RESULTS; PROVIDES 2007 FINANCIAL GUIDANCE
Restructures Service Areas Around Customer Focus
RESTON, Va., February 27, 2007 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for both the fourth quarter and the fiscal year ended December 31, 2006.
2006 Financial Results
•	Service revenue increased 2.9% to $303.2 million

•	Total new business awards were $495.8 million, for a gross book-to-bill ratio of 1.64

•	Backlog increased 12.1% to $619.9 million as of December 31, 2006

•	Net income was $26.8 million

•	Earnings per diluted share was $1.08

•	Operating margin was 10.9%

•	Cash flow from operations improved significantly to $37.5 million
Fourth Quarter Summary
•	Service revenue increased 18.6% to $82.4 million

•	Total new business awards were $112.4 million, for a gross book-to-bill ratio of 1.36

•	Net income was $5.7 million

•	Earnings per diluted share was $0.23

•	Operating margin was 8.0%

•	Entered into strategic alliance with US Oncology, Inc. to accelerate clinical development of new cancer treatments in the U.S.

•	Terrance J. Bieker appointed as Director and named Interim CEO.
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World Headquarters
12120 Sunset Hills Road, Suite 600     ▪     Reston, Virginia 20190 USA
Tel: +1 703 464-6300     ▪     Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

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“This is both an exciting and challenging time for PRA, as we are taking immediate actions aimed at getting PRA back on the path to accelerated growth,” said Terry Bieker, CEO of PRA International. “We are committed to delivering the high quality service our customers have come to expect, which begins by assessing customer needs and delivering at the most basic levels. Our business development model is fundamentally sound and our sales teams are now fully staffed with experienced professionals who are ready to deliver. To more effectively reach our customers, we are further focusing our sales effort by placing dedicated specialists in the highest growth areas, concentrating on the therapeutic areas where we have the most expertise and greatest chance to win, executing detailed plans to further penetrate current clients and escalating our efforts to expand our large pharma customer base.”
Bieker noted, “To accompany our focused sales effort, we are also realigning our management and restructuring the company around three basic service areas: Early Development, Product Registration, and Scientific & Medical Affairs. Related to the restructuring, in response to the desire of our project managers and lead CRAs to work from home and to gain certain operating efficiencies, we have decided to close our Eatontown, NJ and Ottawa, Canada facilities. With this change, our client-facing employees will be in a better position to serve our clients’ needs. Our associated support functions will be consolidated into our larger offices. We expect no overall reduction in staff.”
The charge associated with the restructuring is expected to be approximately $9 million and is planned to be expensed in the first two quarters of 2007, with the anticipated annual savings expected to be approximately $4 million.
2006 and Fourth Quarter Results
For the twelve months ended December 31, 2006, PRA’s service revenue was $303.2 million, compared to $294.7 in 2005. Included in 2006 service revenue is $21.3 million related to the Pharma Bio-Research acquisition. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue in 2006 totaled $35.0 million, compared to $31.5 million for 2005. Income from operations in 2006 totaled $33.2 million compared to $51.2 million in the same period one year ago. Full year income from operations included a non-cash charge of $4.5 million for the impact of SFAS No. 123R, “Share-Based Payment,” which the company adopted effective January 1, 2006. Operating margin for 2006, based on service revenue, was 10.9 percent, compared to 17.4 percent in 2005. Net income totaled $26.8 million, or $1.08 per diluted share, compared to $32.2 million or $1.32 per diluted share in 2005. Full year 2006 earnings per diluted share include a non-cash stock option expense of $0.15, net of tax. Earnings per diluted share figures are based on diluted shares of 24.8 million compared to 24.4 million in 2005.
For the three month period ended December 31, 2006, PRA International’s service revenue totaled $82.4 million, an increase of 18.6 percent from $69.5 million in the fourth quarter of 2005. Income from operations in the fourth quarter totaled $6.6 million, a 48.4 percent decrease from $12.8 million in the year-ago quarter. This decrease is due in part to the one time charges of $1.7 million associated with the resignation of the former President and CEO and a non-cash charge of approximately $1 million for SFAS No. 123R. Fourth quarter 2006 operating margin was 8.0 percent, based on service revenue, compared to 18.4 percent in the 2005 fourth quarter. Net income totaled $5.7 million, or $0.23 per diluted share, compared to $7.5 million, or $0.31 per diluted share, in the fourth quarter of 2005. Fourth quarter 2006
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earnings per diluted share include a non-cash stock option expense of $0.03, net of tax. Earnings per diluted share figures are based on diluted shares outstanding of 25.3 million compared to 24.5 million in the fourth quarter 2005.
New business awards for the full year and fourth quarter 2006 totaled $495.8 million and $112.4 million, respectively, compared to $479.3 million and $161.9 million in the comparable periods in 2005. Backlog at December 31, 2006 was approximately $619.9 million, a 12.1 percent increase, compared to $552.9 million one year ago. The company’s net book to bill ratio for the fourth quarter was 1.18, compared to 1.96 in last year’s fourth quarter. Net book to bill ratio for the year was 1.14 versus 1.37 in 2005.
PRA’s cash flow from operations was $37.5 million for 2006, compared to $1.5 million last year. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled 9 days, compared to 26 days last year. At December 31, 2006, PRA International had cash and equivalents of $44.5 million and approximately $24.2 million of debt.
Outlook
Bieker said, “Based on my analysis of PRA’s operations and client feedback, I am confident in PRA’s capabilities and the depth of our scientific expertise. Nonetheless, we must continue to focus our sales direction and make the changes necessary to facilitate the delivery of our services and maximize customer satisfaction. Our restructuring is built around our customer-centric approach and increasing accountability at every level of our organization. Although 2007 is a rebuilding year, we are optimistic about the prospects of achieving market-level or better growth in 2008 and beyond.”
Guidance
For the year 2007, the Company expects service revenue, excluding reimbursed out-of-pocket costs associated with client projects and programs, to be in the range of $330 million to $350 million. Earnings per diluted common share for the full year 2007 is expected to be in the range of $0.48 to $0.58. With the adjustments for the restructuring of the business and office closures in Ottawa and Eatontown totaling approximately $9 million, the non-cash amortization of identifiable intangibles related to the Pharma Bio-Research acquisition of $2.3 million, and the impact of 123R of $5.4 million, we are forecasting adjusted diluted earnings per share of in a range of $0.95 to $1.05.
PRA will hold a conference call Wednesday, February 28, 2007, at 9:00 a.m. EST to discuss these fourth quarter and year-end results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 866-770-7051 or 617-213-8064. A replay of the call will remain available at the site for 30 days.
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Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: successful focusing of our sales efforts and ability to expand our customer base; successful implementation of our streamlined management structure and realignment of the company; our ability to effectively shut down the Eatontown and Ottawa facilities and transition client projects; operational and personnel challenges that could result from management changes; the ability to execute our strategy during management transitions; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA delivers services to its clients through a unique approach called Project Assurance®, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
FINANCIAL TABLES FOLLOW
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PRA International
Consolidated Income Statements
Three Months and Twelve Months Ended December 31, 2006 and 2005
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	31, 2006	31, 2005	31, 2006	31, 2005
Service revenue	82,410	69,548	303,207	294,739
Reimbursement revenue	10,130	6,920	34,959	31,505
Total revenue	92,540	76,468	338,166	326,244

Direct costs	41,687	32,599	154,416	136,572
Reimbursable out of pocket costs	10,130	6,920	34,959	31,505
Selling, general & admin	30,326	21,503	103,031	95,827
Depreciation and amortization	3,813	2,677	12,587	11,156
Income from operations	6,584	12,770	33,173	51,184
Interest income (expense), net	(369)	302	104	1,181
Other income (expense), net	739	(351)	220	(1,137)
Income before tax	6,954	12,721	33,497	51,228

Provision for income taxes	1,233	5,220	6,652	19,005
Net income	5,721	7,501	26,845	32,223

Earnings per share
Basic	0.24	0.33	1.14	1.43
Diluted	0.23	0.31	1.08	1.32

Number of shares
Basic	24,146	22,795	23,510	22,527
Diluted	25,254	24,464	24,750	24,390

Reconciliation of adjusted income from operations

Income from operations	6,584	12,770	33,173	51,184
Stock-based compensation	975	—	4,454	—
Severance	1,650	—	1,650	—
PBR acquisition amortization	691	—	1,111	—
Adjusted income from operations (1)

	9,900	12,770	40,388	51,184
Reconciliation of adjusted net income
Net income	5,721	7,501	26,845	32,223
Stock-based compensation (net of tax effect)	802	—	3,568	—
Severance (net of tax effect)	1,358	—	1,321	—
PBR acquisition amortization (net of tax effect)	569	—	890	—
Adjusted net income (1)	8,450	7,501	32,624	32,223

Adjusted net income per share (1)
Basic	0.35	0.33	1.39	1.43
Diluted	0.33	0.31	1.32	1.32

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” exclude the effects of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	December	December
	31, 2006	31, 2005
Cash and cash equivalents	44,490	73,640
Accounts receivable, net	63,503	41,237
Unbilled receivables, net	42,795	44,189
Advanced billings	101,618	62,651
Working capital	7,897	41,760
Total assets	454,255	329,364
Equity	251,368	188,866
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